UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

AGFEED INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

NEVADA	20-2597168
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1095 Qing Lan Avenue, Economic and Technical Development Zone, Nan Chang City, Jiangxi Province, China 330013

(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act

Title of each class	Name of each exchange on
to be so registered	which each class is to be registered

Common Stock, par value $0.001 per share	The NASDAQ Stock Market, LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

Securities Act registration statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act

(Title of class)

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered

The following description of our securities and provisions of our articles of incorporation and bylaws is only a summary. You should also refer to the copies of our articles and bylaws, copies of which have been incorporated by reference as exhibits to the Form 8-A. The following discussion is qualified in its entirety by reference to such exhibits.

Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.001. As of August 24, 2007, 27,026,756 shares of common stock were deemed outstanding and held of record by 121 stockholders.

Under the articles of incorporation and bylaws, holders of common stock do not have cumulative voting rights. Holders of common stock, on the basis of one vote per share, have the right to vote for the election of the members of the board of directors and the right to vote on all other matters, except those matters on which a separate class of stockholders vote by class to the exclusion of the shares of common stock. Holders of common stock do not have any preemptive, subscription or conversion rights.

Holders of common stock are entitled to receive dividends declared by the board of directors out of legally available funds. Since our inception, we have not declared or paid any cash dividends on our common stock. We presently intend to retain future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying cash dividends in the foreseeable future. In the event of our liquidation, dissolution or winding up, common stockholders are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities, subject to the prior rights of any holders of outstanding shares of preferred stock, if any.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Interwest Transfer Company, 1981 East Murray Holladay Road, P.O. Box 17136, Salt Lake City, UT 84117. Our transfer agent’s telephone number is (801) 272-9294.

Item 2. Exhibits

Exhibit Number	Description

3.2	The Corporation’s Amended and Restated Bylaws, is incorporated herein by reference to Exhibit 3.2 to the Corporation’s Report on Form 8-K dated May 15, 2007.

4.1
Form of Common Stock Purchase Warrant forming part of units sold, and also issued as compensation to selected dealers, is incorporated herein by reference to Exhibit 4.1 to the Corporation’s Quarterly Report on Form 10-QSB dated August 14, 2007.

4.2	Form of Registration Rights Agreement, is incorporated herein by reference to Exhibit 4.2 to the Corporation’s Quarterly Report on Form 10-QSB dated August 14, 2007.

4.3	Specimen common stock certificate, is incorporated herein by reference to Exhibit 4 to the Corporation’s Annual Report on Form 10-KSB for the year ended December 31, 2006.

4.4
Form of Common Stock Purchase Warrant forming part of units sold, and also issued as compensation to selected dealers in our private placement offering that had a final closing in April 2007, is incorporated herein by reference to Exhibit 4.1 of the Corporation’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2007.

4.5	Form of Registration Rights Agreements, is incorporated herein by reference to Exhibit 4.2 of the Corporation’s Quarterly Report on Form 10QSB for the quarter ended March 31, 2007.

4.6
Form of Common Stock Purchase Warrant forming part of units sold and also issued as compensation to selected dealers in our June 2007 private placement offering, is incorporated herein by reference to Exhibit 4.4 to the Corporation’s Registration Statement on Form SB-2 dated June 28, 2007.

4.7
Registration Rights Agreement dated as of June 22, 2007 by and between AgFeed Industries, Inc. and Apollo Asia Opportunity Master Fund, L.P., is incorporated herein by reference to Exhibit 4.5 to the Corporation’s Registration Statement on Form SB-2 dated June 28, 2007.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

(Registrant) AGFEED INDUSTRIES, INC.

Date August 24, 2007

By /s/Xiong Junhong, Chief Executive Officer
*Print the name and title of the signing officer under his signature